Exhibit 10.1

FOURTH AMENDMENT TO THIRD
AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter referred to as the “Amendment”) executed as of the 30th day of September, 2005, by and among EXCO RESOURCES, INC., a Texas corporation (the “Company”), EXCO OPERATING, LP, a Delaware limited partnership (“Operating”), NORTH COAST ENERGY, INC., a Delaware corporation (“North Coast”) and NORTH COAST ENERGY EASTERN, INC., a Delaware corporation (“North Coast Eastern”; together with the Company, Operating and North Coast, the “Borrowers”), JPMORGAN CHASE BANK, NA (successor by merger BANK ONE, N.A. (Illinois)), a national banking association (“JPMorgan”), each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Amendment) or which may from time to time become a party hereto pursuant to the provisions of Section 28 of the Third Amended and Restated Credit Agreement or any successor or assignee thereof (hereinafter collectively referred to as “Lenders”, and individually, “Lender”), JPMorgan, as Administrative Agent (“Agent”), BNP PARIBAS, as Syndication Agent, THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and TORONTO DOMINION, (TEXAS), INC., as Co-Documentation Agent.  Capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in that certain Third Amended and Restated Credit Agreement dated as of January 27, 2004, by and among the Borrowers, Agent and the Lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Agent and the Lenders (i) consent to the acquisition of the Company by EXCO Holdings II, Inc., a Delaware corporation (“Holdings II”), and waive any Event of Default arising as a result of such acquisition, and (ii) amend the Credit Agreement to (1) adjust the restriction on sales of assets by the Borrowers and the Subsidiary Guarantors and the required application of the proceeds thereof, and (2) permit the redemption of the Senior Notes tendered in response to certain offers to redeem such Senior Notes that the Company is required to make under the terms of the Indenture governing the Senior Notes; and Agent and the Lenders have agreed to do so on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrowers, Agent and the Lenders, hereby agree as follows:

SECTION 1.         Amendment to Credit Agreement.  Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 4 hereof, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.

1.1          Additional Definitions.  The following definitions shall be and they hereby are added in alphabetical order to Section 1 of the Credit Agreement:

Addison Sale as defined in Section 13(h)(v).

Approved Investor means (a) any BP Investor and (b) any Person other than a BP Investor or the Persons described in clause (a) of the definition of “Miller Group” to whom Capital Stock of the Borrower are transferred or assigned with the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, any assignment or transfer of Capital Stock of the Borrower by any Person to any Person other than a BP Investor or the Persons described in clause (a) of the definition of “Control Group” is subject to the foregoing clause (b), including any transferee or assignee of such Person.

BP Investor means, collectively, (a) BP EXCO Holdings LP, a Texas limited partnership and any other investment fund managed by BP Capital Management LP, and (b) Boone Pickens,  any Affiliate of Boone Pickens, any spouse or lineal descendant of Boone Pickens (whether natural or adopted), the estate of Boone Pickens, and any trust solely for the benefit of Boone Pickens and/or his spouse and/or lineal descendants.

Initial Public Offering means a sale by the Company (or its parent company or successor) of its common stock in an underwritten (firm commitment) initial public offering registered under the Securities Act of 1933, with gross proceeds to the Company (or such parent company or successor) of not less than $500,000,000, resulting in the listing of the Company’s (or such parent company’s or successor’s) common stock on a nationally recognized stock exchange, including without limitation, the NASDAQ National Market System.

Fourth Amendment Effective Date means September 30, 2005.

Holdings II means EXCO Holdings II, Inc., a Delaware corporation,  and its successors.

Holdings Merger means the merger of Holdings II with and into Holdings.

IPO Date means the date the Initial Public Offering is consummated.

Management Buyout means the acquisition of all of the issued and outstanding Capital Stock of Holdings by Holdings II pursuant to a certain Stock Purchase Agreement by and between Holdings II, as purchaser, and the existing holders of the issued and outstanding Capital Stock of Holdings.

Management Buyout Date means the date the Management Buyout is consummated.

Miller Group means (a) Douglas H. Miller, Stephen F. Smith, any Affiliate Controlled by any such Person and any spouse or lineal descendants (whether natural or adopted) of any such Person and any trust solely for the benefit of such Person and/or such Person’s spouse and/or lineal descendants and (b) any Approved Investor.

1.2          Amended Definition.  The following definition in Section 1 of the Credit Agreement shall be and it hereby is amended in its entirety as follows:

Change of Control means the following:

(a) at any time prior to the Management Buyout Date, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Group (1) shall have acquired, directly or indirectly, beneficial ownership of 51% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (2) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control, on a fully diluted basis, 100% of the economic and voting interest in the Capital Stock of the Company; or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (1) were members of the board of directors of Holdings on the Effective Date or (2) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such director;

 (b) at any time after the Management Buyout Date and prior to the IPO Date, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Group (1) shall have acquired, directly or indirectly, beneficial ownership of 51% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (2) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control, on a fully diluted basis, 100% of the economic and voting interest in the Capital Stock of the Company; or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (1) were members of the board of directors of Holdings on the Management Buyout Date after giving effect to the Management Buyout or (2) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Management Buyout Date after giving effect to the Management Buyout or whose election or nomination for election was previously approved by a majority of such directors; and

(c) at any time after the IPO Date, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the IPO Date) other than the Control Group, of Capital Stock representing, on a fully diluted basis, more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company (or its parent company or successor); (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company (or its parent company or successor) who were neither (1) nominated by the board of directors of the Company (or its parent company or successor) nor (2) were appointed by directors so nominated; or (iii) the acquisition, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company (or its parent company or successor), whether through the ability to exercise voting power, by contract or otherwise by any Person or group other than the Control Group.

Control Group means, (a) collectively, at any time prior to the Management Buyout Date, Cerberus, Miller, and EXCO Investors; provided that (i) EXCO Investors shall be included in the Control Group only so long as Miller is the sole manager of EXCO Investors, and (ii) Miller shall be included in the Control Group only so long as Miller is the Chief Executive Officer of Holdings and the Company or a member of the board of directors of Holdings, and (b) from and after the Management Buyout Date, the Miller Group.

Holdings means, (a) prior to the Holdings Merger, EXCO Holdings, Inc. a Delaware corporation, and (b) from and after the Holdings Merger, the survivor of the Holdings Merger and its successors.

1.3          Commitments.  The first sentence of Section 2(a) of the Credit Agreement shall be and it hereby is amended in its entirety as follows:

On the terms and conditions hereinafter set forth, each Lender agrees severally to make Advances to the Borrowers from time to time during the period beginning on the Effective Date and ending on the Revolving Maturity Date in such amounts as the Borrowers may request up to an amount not to exceed, in the aggregate principal amount advanced at any time, the aggregate Revolving Commitment less Total Outstandings; provided that, notwithstanding anything to the contrary in any Loan Document, during the period from the Fourth Amendment Effective Date to the IPO Date, the sum of (i) the aggregate principal amount advanced, plus (ii) the total face amount of all outstanding Letters of Credit plus (iii) the total amount of all unpaid Reimbursement Obligations shall not exceed $10,000,000 at any time.

1.4          Scheduled Redeterminations of the Borrowing Base.  The first sentence of Section 7(b) of the Credit Agreement shall be and it hereby is amended in its entirety as follows:

 Subsequent determinations of the Borrowing Base shall be made by the Lenders semi-annually on May 1 and November 1 of each year beginning May 1, 2004 or as Unscheduled Redeterminations; provided that no regularly scheduled semi-annual redeterminations of the Borrowing Base shall be made during the period from the Fourth Amendment Effective Date to the IPO Date.

1.5          Sales of Certain Assets/Prepayment of Proceeds.  The first sentence of Section 12(p) of the Credit Agreement shall be and it hereby is amended in its entirety as follows:

  Each Borrower and each Subsidiary Guarantor will immediately pay over to the Agent for the ratable benefit of the Lenders as a prepayment of the outstanding principal balance of the Notes, if any, and a reduction of the Borrowing Base to the extent such sale results in a Borrowing Base Deficiency, an amount equal to 100% of the Release Price from the proceeds of the sale of the Oil and Gas Properties, which sale has been either (i) made in compliance with the provisions of Section 13(a)(ii) hereof, or (ii) approved in advance by all of the Lenders.

1.6          Negative Pledge.  Section 13(a)(ii) of the Credit Agreement shall be and it hereby is amended in its entirety as follows:

 (ii) sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its assets except for (A) sales, leases, transfers or other dispositions made in the ordinary course of such Borrower’s or such Subsidiary Guarantor’s oil and gas business (including sales of leasehold inventory), (B) the sale, transfer or disposition of any of the Enron Claims, (C) other sales, leases, transfer or other dispositions made with the consent of Majority Lenders, except that any sale, lease, transfer or other disposition of Collateral (other than sales, leases or transfers permitted under the following clauses (D) and (E)) shall require the consent of all Lenders, (D) sales of Cash Equivalents in the ordinary course of business and sales and transfers of Cash Equivalents to the extent necessary to make the payments permitted pursuant to Section 13(h)(v) and (E) sales, leases or transfers or other dispositions made by Borrowers and the Subsidiary Guarantors which do not exceed $25,000,000 in the aggregate between the dates set for the regularly scheduled semi-annual redeterminations of the Borrowing Base pursuant to Section 7(b) regardless of whether any redetermination of the Borrowing Base occurs or is required on such dates and without giving effect to the proviso in the first sentence of Section 7(b).

1.7          Restricted Payments.  Section 13(h) of the Credit Agreement shall be and it hereby is amended by deleting “and” at the end of clause (iii) thereof, deleting the period “.” at the end of clause (iv) thereof and inserting “; and” at the end of such clause and inserting the following as clause (v) of Section 13(h):

 (v) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase or redemption of Senior Notes properly tendered to the Company in response to any offer made by the Company pursuant to (1) Section 4.07(b) of the Indenture in an amount not to exceed the Net Available Cash (as defined in the Indenture) from the sale of the Capital Stock of Addison and the Addison Note (collectively, the “Addison Sale”), including the deposit of an amount equal to the Net Cash Available from the Addison Sale with the Trustee at the time such offer is made; provided that such deposit is held by the Trustee subject to the Liens securing the indebtedness, liabilities and obligations under the Loan Documents and the aggregate purchase price deposited with the Trustee and the aggregate amount actually paid to redeem or repurchase the Senior Notes pursuant to this clause (1) shall not exceed the Net Available Cash from the Addison Sale, and (2) Section 4.11 of the Indenture as a result of the Management Buyout.

1.8          Loan to Holdings.  Clauses (iv) and (v) of Section 13(i) of the Credit Agreement shall be and they hereby are amended in their entirety as follows:

(iv)         loans made by the Company to Holdings in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided,  all such indebtedness is evidenced by promissory notes and all such notes are subject to a first priority Lien pursuant to a pledge agreement reasonably satisfactory to Agent; or

(v)           intercompany loans and advances among the Borrowers and the Subsidiary Guarantors to the extent permitted under clause (v) of Section 13 (g).

1.9          Liquidity Maintenance.  Section 13 of the Credit Agreement shall be and it hereby is amended by adding the following as Section 13(s) at the end of such Section:

 (s)          Liquidity Maintenance. At all times from and after the Fourth Amendment Effective Date and prior to the IPO Date, the Borrowers will not permit the aggregate amount of all cash and Cash Equivalents of the Borrowers and the Subsidiary Guarantors, on a combined basis and without duplication, to be less than the sum of (i) $210,000,000, minus (ii) the sum of (x) the aggregate purchase price for all Senior Notes tendered in response to any offer to repurchase or redeem Senior Notes permitted under Section 13(h)(v) minus (y) the aggregate purchase price actually paid or deemed paid for such Senior Notes.  For purposes of determining the Borrowers’ compliance with this Section 13(s), cash and Cash Equivalents of any Borrower or any Subsidiary Guarantor deposited with the Trustee pursuant to any offer to redeem Senior Notes permitted under Section 13(h)(v) shall constitute Cash and Cash Equivalents of such Borrower or such Subsidiary Guarantor until the date on which the Trustee is obligated to mail or deliver to each tendering holder of any Senior Notes the amount of the purchase price due such holder and any Senior Notes tendered by any such tendering holder shall be deemed paid on such date to the extent of the amounts deposited with the Trustee for such payment.

1.10        Responsibility of Agent.  The last sentence of Section 15(f) of the Credit Agreement shall be and it hereby is amended in its entirety as follows:

Notwithstanding the payment in full of all other indebtedness, liabilities and obligations of the Borrowers under the Loan Documents nor anything to the contrary herein or in any other Loan Document, except for releases of Collateral in connection with sales made in accordance with clauses (A), (B, (D) and (E)  of Section 13(a)(ii), the Agent shall not release any of the Collateral without the prior written consent of each Person that is a North Coast Counterparty on the date of such proposed release.

SECTION 2.         Consent and Waiver.  The Lenders hereby consent to the acquisition of Holdings by Holdings II and waive any Event of Default arising under Section 8.1(k) or Section 8.1(l) as a result of such acquisition; provided that (i) the Company provides a true and correct copy of the Management Buyout Agreement (as defined below) to Agent prior to the Closing Date, (ii) such acquisition is consummated on the terms set forth in the Management Buyout Agreement without waiver or amendment of any material term or condition thereof (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such acquisition and, except for the Events of Default waived pursuant to this Section 2, no Default or Event of Default would be caused thereby, (iv) after giving effect to such acquisition, the Miller Group owns not less than 51% of the issued and outstanding Capital Stock of Holdings II (v) after giving effect to the merger of Holdings II with and into Holdings (the “Holdings Merger”), the Miller Group owns not less than 51% of the issue and outstanding Capital Stock of Holdings, (iv) promptly after the consummation of such acquisition, the Company (1) delivers to Agent’s counsel a true and correct copy of all agreements, documents, certificates and instruments executed and delivered in connection with the Management Buyout and the Holdings Merger and (2) makes an offer to redeem all of the outstanding Senior Notes in accordance with Section 4.11 of the Indenture. The Borrowers hereby acknowledge and agree that the foregoing consent is limited solely to the matters expressly set forth in this Section 2.  Nothing contained in this Section 2 shall obligate any Lender to grant any additional or future consent or waiver with respect to any other provision of the Credit Agreement, the Notes, the Security Instruments or any other Loan Document.

SECTION 3.         Reaffirmation of Representations and Warranties.  Except to the extent its provisions are specifically amended, modified or superseded by this Amendment, the representations, warranties and affirmative and negative covenants of the Company and its Subsidiaries contained in the Credit Agreement are incorporated herein by reference for all purposes as if copied herein in full.  The Borrowers hereby restate and reaffirm each and every term and provision of the Credit Agreement, as amended, including, without limitation, all representations, warranties and affirmative and negative covenants.  Except to the extent its provisions are specifically amended, modified or superseded by this Amendment, the Credit Agreement, as amended, and all terms and provisions thereof shall remain in full force and effect, and the same in all respects are confirmed and approved by the Borrowers, Agent and the Lenders.

SECTION 4.         Conditions.  The amendment to the Credit Agreement contained in Section 1 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 4.

4.1          Execution and Delivery.  The Borrowers shall have executed and delivered this Amendment, and other required documents, all in form and substance satisfactory to the Agent.

4.2          Representations and Warranties.  The representations and warranties of the Borrowers under this Amendment are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date).

4.3          No Event of Default.  No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default.

4.4          Management Buyout Documents.  The Agent shall have received a true and correct copy of that certain Stock Purchase Agreement, dated on or about September 30, 2005, by and among Holdings and Holdings II.

4.5          Other Documents.  The Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Agent.

4.6          Legal Matters Satisfactory.  All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Agent retained at the expense of the Borrowers.

SECTION 5.         Miscellaneous.

5.1          Additional Representations and Warranties.  The Borrowers hereby represent and warrant that all factual information, if any, heretofore and contemporaneously furnished by or on behalf of the Borrowers to Agent for purposes of or in connection with this Amendment does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading.  Each of the foregoing representations and warranties shall constitute a representation and warranty of the Borrowers made under the Credit Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time given.  Each of the representations and warranties made under the Credit Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Amendment or any investigation by Agent or the Lenders.

5.2          Indemnification.  The Borrowers agree to indemnify and hold harmless Agent and the Lenders and their respective officers, employees, agents, attorneys and representatives (singularly, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to Agent or the Lenders, including all local counsel hired by such counsel) (“Claim”) incurred by Agent or the Lenders in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrowers or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party’s ordinary negligence.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Amendment, the expiration of the Loan and the payment of all indebtedness of the Borrowers to the Lenders hereunder and under the Notes, provided that the Borrowers shall not have any obligation under this section to the Lenders with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Lenders.  If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrowers of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure).  The Indemnified Party shall have the right to employ, at the Borrowers’ expense, counsel of the Indemnified Parties’ choosing and to control the defense of the Claim.  The Borrowers may at their own expense also participate in the defense of any Claim.  Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party.  The parties intend for the provisions of this Section to apply to and protect each Indemnified Party from the consequences of strict liability imposed or threatened to be imposed on any Indemnified Party as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing, or concurring cause of any Claim, but not from any portion of such Claim arising from the gross negligence or willful misconduct of any Indemnified Party.

5.3          Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  However, this Amendment shall bind no party until the Borrowers, Agent and Lenders have executed a counterpart.  Facsimiles shall be effective as originals.

5.4          WRITTEN CREDIT AGREEMENT.  THE CREDIT AGREEMENT, AS AMENDED, REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

5.5          No Impairment.  The Borrowers acknowledge and agree that the renewal, extension and amendment of the Credit Agreement shall not be considered a novation of account or new contract but that all existing rights, titles, powers, and estates in favor of the Agent and the Lenders constitute valid and existing obligations in favor of Agent and the Lenders.  The Borrowers confirm and agree that (a) neither the execution of this Amendment nor any other Loan Document nor the consummation of the transactions described herein and therein shall in any way effect, impair or limit the covenants, liabilities, obligations and duties of the Borrowers under the Loan Documents and (b) the obligations evidenced and secured by the Loan Documents continue in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to Third Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWERS:

EXCO RESOURCES, INC. a Texas corporation

By:	/S/ J. Douglas Ramsey
Name: J. Douglas Ramsey
Title: Vice President and Chief Financial Officer

EXCO OPERATING, LP a Delaware limited partnership

By:	EXCO Investment II, LLC, its sole general partner

	By:	EXCO Resources, Inc., its sole member

	By:	/S/ J. Douglas Ramsey
Name: J. Douglas Ramsey
	Title:	Vice President and Chief Financial Officer

NORTH COAST ENERGY, INC. a Delaware corporation

By:	/S/ J. Douglas Ramsey
Name: J. Douglas Ramsey
Title: Vice President

NORTH COAST ENERGY EASTERN, INC. a Delaware corporation

By:	/S/ J. Douglas Ramsey
Name: J. Douglas Ramsey
Title: Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Illinois)) a national banking association as a Lender and as Administrative Agent

By:	/S/ Wm. Mark Cranmer
Name: Wm. Mark Cranmer
Title: Vice President

BNP PARIBAS as a Lender and as Syndication Agent

By:	/S/ David Dodd
Name: David Dodd
Title: Director

By:	/S/ Polly Schott
Name: Polly Schott
Title: Vice President

THE BANK OF NOVA SCOTIA as a Lender and as a Co-Documentation Agent

By:	/S/ M.D. Smith
Name: M.D. Smith
Title: Agent

COMERICA BANK as a Lender

By:	/S/ Peter L. Sefzik
Name: Peter L. Sefzik
Title: Vice President

TORONTO DOMINION (TEXAS) LLC as a Lender and as a Co-Documentation Agent

By:	/S/ Masood Fikree
Name: Masood Fikree
Title: Authorized Agent

UNION BANK OF CALIFORNIA, N.A. as a Lender

By:	/S/ Kimberly Coil
Name: Kimberly Coil
Title: Vice President

By:	/S/ Ali Ahmed
Name: Ali Ahmed
Title: Vice President

CREDIT SUISSE FIRST BOSTON acting through its Cayman Island branch as a Lender

By:	/S/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By:	/S/ Karim Blasetti
Name: Karim Blasetti
Title: Associate

BANK OF AMERICA N.A. as a Lender

By:	/S/ Jeffrey H. Rathkamp
Name: Jeffrey H. Rathkamp
Title: Director

KEY BANK, as a Lender

By:	/S/ Thomas Rajan
Name: Thomas Rajan
Title: Vice President

FORTIS CAPITAL CORP., as a Lender

By:	/S/ Michele Jones
Name: Michele Jones
Title: Senior Vice President

By:	/S/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

WELLS FARGO BANK, NA as a Lender

By:	/S/ David C. Brooks
Name: David C. Brooks
Title: Vice President

CITIBANK TEXAS, N.A.

By:	/S/ Angela McCracken
Name: Angela McCracken
Title: Vice President